Amendment No. 5 to Fund Accounting and Administration Agreement

THIS AMENDMENT NO. 5 is made as of June 16, 2017 (the “Effective Date”), by and among ALPS Fund Services, Inc. (“ALPS”), Henssler Asset Management, LLC (“Henssler”) and The Henssler Funds, Inc. (the “Company”).

WHEREAS, ALPS, Flenssler and the Fund (collectively, the “Parties”) entered into a Fund Accounting and Administration Agreement dated June 5, 2005, as subsequently amended (the “Agreement”), in connection with services provided by ALPS (the “Services”) with respect to the Henssler Equity Fund (“The Fund”), a series of the Company;

WHEREAS, Parties wish to revise the Agreement to amend and restate the appendix to the Agreement with respect to the fees to be paid by Henssler or The Fund, as applicable, in consideration of such Services.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the Parties agree as follows:

1.	As of the Effective Date, Appendix C to the Agreement is deleted in its entirety and replaced with the attached Appendix C.

2.    All references in the Agreement to The Henssler Funds, Inc. shall be restated to “the Company” and all references in the Agreement to the Henssler Equity Fund shall be restated to “The Fund.”

3.
Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

ALPS FUND SERVICES, INC.		HENSSLER ASSET MANAGEMENT LLC

By:	/s/ Jeremy O. May	By:	/s/ William G. Lako Jr.
Name:	Jeremy O. May	Name:	William G. Lako Jr.
Title:	President	Title:	Managing Director

THE HENSSLER FUNDS, INC.

By:	/s/ William G. Lako Jr.
Name:	William G. Lako Jr.
Title:	Secretary